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Exhibit 10.18

AMENDMENT TO DRS TECHNOLOGIES INC.
AMENDED AND RESTATED 1996 OMNIBUS INCENTIVE PLAN

        This Amendment, dated as of March 9, 2004 is made to the DRS Technologies Inc. Amended and Restated 1996 Omnibus Incentive Plan (the "Plan"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

        WHEREAS, DRS Technologies, Inc. has previously adopted the Plan;

        WHEREAS, pursuant to Section 21 of the Plan, the Committee may, subject to the limitations contained therein, amend the Plan;

        WHEREAS, pursuant to Section 13 of the Plan, the Committee may grant restricted stock units;

        WHEREAS, the Committee desires to amend the Plan to specifically name restricted stock units as a type of Other Award which may be granted under Section 13 and to remove extraneous references to laws which are no longer applicable;

        WHEREAS, the Committee recognizes that such amendments for clarification purposes do not constitute material amendment of the Plan;

        NOW THEREFORE, pursuant to Section 21 of the Plan, the Plan is amended as follows:

          1.     The following section shall be added as Section 2(bb) and the remainder of Section 2 shall be renumbered accordingly:

      "Restricted Stock Unit" shall mean the right, granted pursuant to Section 13, to receive, subject to such restrictions as the Committee may determine, the Fair Market Value of a share of Company Stock in shares.

          2.     In the second paragraph of Section 4, the phrase "except with regard to Non-Qualified Stock Options granted to Non-Employee Directors pursuant to Section 14 hereof" shall be removed and the phrase "Restricted Stock Unit" shall be added after the phrase "Phantom Stock" and before "or other Incentive Award."

          3.     In the first paragraph of Section 6, the phrase "Restricted Stock Units" shall be added after the phrase "Stock Bonus" and before "and Other Awards."

          4.     Section 13 shall be replaced in its entirety with the following:

      Other forms of Incentive Awards ("Other Awards"), including Restricted Stock Units, valued in whole or in part by reference to, or otherwise based on, Company Stock may be granted either alone or in addition to other Incentive Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares of Company Stock to be granted pursuant to such Other Awards and all other conditions of such Other Awards.

          5.     This Amendment is effective as of the date first set forth above. Except as amended hereunder, all other terms and conditions of the Plan shall remain in full force and effect.

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AMENDMENT TO DRS TECHNOLOGIES INC. AMENDED AND RESTATED 1996 OMNIBUS INCENTIVE PLAN